Exhibit 4.12

HELIX BIOPHARMA CORP.
2000 STOCK OPTION PLAN

As Amended And Restated As Of November 30, 2000

The Board of Directors of Helix BioPharma Corp. (the “Company”) has adopted this Stock Option Plan pursuant to which directors, officers, Consultants and employees of the Company or any affiliate of the Company may be granted options to purchase Common Shares in the capital of the Company and thereby share in the future growth and success of the Company.

     ARTICLE 1 - DEFINITIONS

1.1    In this Plan, unless there is something in the subject matter or context inconsistent therewith:

(a)	“affiliate” has the meaning ascribed thereto in section 1 of the Canada Business Corporations Act;

(b)	“Board” or “Board of Directors” means the board of directors of the Company;

(c)	“Change of Control” means an occurrence when either:

(i)	a Person (other than the current Control Person of the Company, if any) becomes a Control Person, or

(ii)	a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board;

(d)	“Control Person” means

(i)	a person who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the Company, or

(ii)
each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, written or verbal, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of the Company to affect materially the control of the Company, and, if a person or combination of persons holds more than 20% of the voting rights attached to all outstanding voting securities of the Company, the person or combination of persons is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the Company;

(e)
“Consultant” has the meaning set forth in Ontario Securities Commission Rule 45-503, or in such other exemption from the prospectus and registration requirements of the relevant Securities Laws as may be applicable;

(f)
“Common Shares” mean the Common Shares without par value in the capital of the Company as constituted on April 25, 1996, provided that if the rights of any Optionee are subsequently adjusted pursuant to Article 11 hereof, “Common Shares” will thereafter mean the shares or other securities or property which such Optionee is entitled to purchase after giving effect to such adjustment;

(g)	“Company” means Helix BioPharma Corp. and its lawful successors from time to time;

(h)
“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity;

(i)	“Eligible Persons” means any director, employee, officer or Consultant of the Company or its affiliates;

(j)
“Option” means an option entitling the holder thereof to purchase Common Shares as described herein and granted to an Eligible Person of the Company pursuant to the terms and conditions hereof and as evidenced by an Option Agreement;

(k)	“Option Agreement” means an agreement evidencing an Option, entered into by and between the Company and an Optionee;

(l)
“Option Exercise Price” means the price per Common Share at which an Optionee may purchase Common Shares pursuant to an Option, provided that if such price is adjusted pursuant to Article 11 hereof, “Option Exercise Price” will thereafter mean the price per Common Share at which such Optionee may purchase Common Shares pursuant to such Option after giving effect to such adjustment;

(m)	“Optionee” means an Eligible Person of the Company who holds an Option under this Plan;

(n)
“Person” means a natural person, company, government, or political subdivision or agency of a government; and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(o)	“Plan” means this Stock Option Plan, as it may be amended, modified or restated from time to time pursuant to and in accordance with the provisions hereof;

(p)	“President” means the President of the Company appointed by the Board of Directors; and

(q)
“Securities Laws” means the applicable securities laws and regulations of Canada or of the United States, or any political subdivision of either, or the by-laws, rules and regulations of any stock exchange or other trading facilities upon which the Common Shares are listed or traded, as the case may be.

     ARTICLE 2 - PURPOSE OF THE PLAN

2.1    The purpose of this Plan is to promote the interests of the Company by:

(a)	attracting and retaining persons of outstanding competence to act as Eligible Persons of the Company and its affiliates; and

(b)	further identifying the interests of Eligible Persons with those of the members of the Company generally by encouraging Eligible Persons to acquire share ownership in the Company.

The Company believes that these purposes may be best accomplished by granting to Eligible Persons options to purchase Common Shares.

     ARTICLE 3 - EFFECTIVE DATE OF THE PLAN

3.1    The effective date of this Plan is April 25, 1996.

     ARTICLE 4 - SHARES SUBJECT TO THE PLAN

4.1    Subject to Article 11, the number of Common Shares which are subject to Options granted pursuant to this Plan shall not exceed 3,500,000, subject to regulatory and shareholder approval. In calculating the foregoing 3,500,000 Common Shares, the Board shall include all Common Shares subject to Options outstanding as at November 30, 2000, which equals 1,215,500 Common Shares.

4.2    Subject to Section 4.1 and Article 11, the number of Common Shares which are subject to Options granted to any one Person may not exceed 5% of the issued and outstanding Common Shares of the Company.

     ARTICLE 5 - ADMINISTRATION OF PLAN

5.1    This Plan shall be administered by the Board of the Company, who, subject to the provisions of this Plan, may establish from time to time such rules and regulations, make such determinations and to take such steps in connection with the Plan as in the opinion of the Board are necessary or desirable for the proper administration of this Plan.

5.2    The Board may, from time to time, appoint a committee of the Board made up of one or more directors for purposes of administering this Plan and exercising all powers of the Board hereunder.

5.3    The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)
to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan, provided that the administration of the plan shall in all respects be consistent with the policies, rules and regulations of any stock exchange and other trading facilities upon which the Common Shares are listed or traded;

(b)
to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Committee shall be final, binding and conclusive for all purposes;

(c)	to determine to which Eligible Persons Options are granted and to grant Options;

(d)	to determine the number of shares covered by each Option;

(e)
to determine the Option Exercise Price for each Option, provided that such Option Exercise Price may not be less than the closing price of the Common Shares on The Toronto Stock Exchange on the trading day immediately preceding the date of grant of the Option;

(f)	to determine the time or times when Options will be granted and exercisable;

(g)	to determine any vesting schedule upon which the exercise of an Option is contingent;

(h)	to determine if the Common Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(i)	to prescribe the form of Option Agreement relating to the grant, exercise and other terms and provisions of the Options.

     ARTICLE 6 - TRANSFERABILITY OF OPTIONS

6.1    All Options shall be non-transferable and non-assignable.

         ARTICLE 7 – TERM AND EARLY TERMINATION OF OPTIONS

7.1    Each Option granted pursuant to this Plan shall expire automatically on the earlier of:

(a)	the date on which such Option is exercised in respect of all of the Common Shares that may be purchased thereunder;

(b)	the expiry date of such Option as determined by the Board, which in no event may exceed ten years from the date of the original grant of the Option;

(c)	the date of any sale, transfer, assignment or hypothecation, or any attempted sale, transfer, assignment or hypothecation, of such Option in violation of Section 6.1;

(d)
subject to sub-paragraph (f), one year after the date on which the Optionee is no longer a director of the Company or an affiliate of the Company, provided that the Optionee has no ongoing business relationship with the Company or an affiliate of the Company as a director, officer, employee or Consultant of the Company or such an affiliate;

(e)
the date not less than 30 days nor more than one year, as is determined by the Board at the time the Option is granted (the “Basic Period”), from the date of retirement or termination of employment, other than for just cause, of an Optionee who is an employee, officer or Consultant of the Company or an affiliate of the Company, provided that the Optionee has no ongoing business relationship with the Company or an affiliate of the Company as an employee, officer or Consultant, and provided further that the Option Agreement respecting such Option:

(i)
may permit the Optionee to apply to the Board, at any time during the term of the Option and prior to expiry of the Basic Period, to extend the Basic Period up to but not beyond one year following the date of retirement or termination, which the Board shall be authorized to do in its sole discretion; and

(ii)
may further provide for a longer Basic Period as determined by the Board at the time of the Option grant, (such longer Basic Period being the “Change of Control Period”), where the retirement or termination occurs within such period of time following a Change of Control as is determined by the Board in each case, provided that such Change of Control Period shall not extend beyond one year following the date of retirement or termination;

(f)
where the Optionee’s position as an employee, officer, Consultant or director of the Company or an affiliate of the Company is removed or terminated for just cause, and the Optionee has no continuing business relationship with the Company or an affiliate of the Company as an employee, officer, Consultant or director, the date of such termination for just cause; and

(g)
where the Optionee ceases to be an Eligible Person of the Company by reason of the death or Disability of such Optionee, one year following the date of the death or the date of termination by reason of Disability of such Optionee.

7.2    The retirement of any Optionee as a director of the Company at any annual meeting of the Company as required by the Articles of the Company shall not result in the termination of the Option granted to such Optionee provided that such Optionee is re-elected at such annual meeting as a director of the Company.

7.3    Employment shall be deemed to continue intact during any sick leave or other bona fide leave of absence unless and until the Employee’s employment is officially terminated.

         ARTICLE 8 - EXERCISE OF OPTIONS

8.1    Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Company at its registered or head office of a written notice of exercise addressed to the Secretary of the Company specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Exercise Price of the Common Shares to be purchased.

8.2    Certificates for such Common Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

8.3    Notwithstanding any of the provisions contained in the Plan or in any Option, the Company’s obligation to issue Common Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)
completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Common Shares to listing on any stock exchange on which the Common Shares may be then listed; and

(c)
the receipt from the Optionee of such representations, agreements and undertaking, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection, the Company shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable Securities Laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed. However, the Company’s inability to obtain such approvals, registrations and qualifications from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Common Shares.

         ARTICLE 9 - NOTICE TO COMMISSIONS AND EXCHANGES

9.1    The Company will give notice to all applicable securities commissions and other regulatory bodies in Canada and the United States and all applicable stock exchanges and other trading facilities upon which the Common Shares are listed or traded, as may be required, of its adoption of this Plan and of its entering into Option Agreements with Eligible Persons and the terms and conditions for the purchase of Common Shares under such Option Agreements, and will use all reasonable efforts to obtain any requisite approvals as may be required from such bodies, exchanges and trading facilities.

          ARTICLE 10 - SUSPENSION, AMENDMENT OR TERMINATION

10.1    The Board of Directors shall have the right at any time to suspend, amend or terminate this Plan in any manner including, without limitation, to reflect any requirements of applicable regulatory bodies or stock exchanges, and on behalf of the Company to enter into amendments to any Option Agreement, subject to the prior written consent of The Toronto Stock Exchange or such other stock exchange having jurisdiction over the Company where required, but shall not, without obtaining, within 12 months either before or after the Board’s adoption of a resolution authorizing such action, the consent of the shareholders of the Company, have the right to:

(a)
affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and rights of any Optionee under any Option previously granted under this Plan except for the purpose of complying with the Securities Laws;

(b)	increase the aggregate number of Common Shares which may be issued under this Plan;

(c)	change the number of Common Shares which may be issued pursuant to any Option granted under this Plan (subject to any necessary adjustment pursuant to Article 11 hereof);

(d)	change the Option Exercise Price at which Common Shares may be purchased pursuant to any Option granted under this Plan (subject to any necessary adjustment pursuant to Article 11 hereof);

(e)	change the term of any Option;

(f)	materially modify the requirements as to eligibility for participation in this Plan; or

(g)	materially increase the benefits accruing to Optionees under this Plan.

       ARTICLE 11 - ADJUSTMENT

11.1    The Option Exercise Price and the number of Common Shares to be purchased by an Optionee upon the exercise of an Option will be adjusted, with respect to the then unexercised portion thereof, by the Company from time to time (on the basis of such advice as the Company considers appropriate, including, if considered appropriate by the Company, a certificate of the auditors of the Company) in the events and in accordance with the provisions and rules set out below. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Company, and any such determination will be binding on the Company, the Optionee and all other affected parties.

11.2    In the event that a dividend is declared upon the Common Shares payable in Common Shares (other than in lieu of dividends paid in the ordinary course), the number of Common Shares then subject to any Option shall be adjusted by adding to each such Common Share the number of Common Shares which would be distributable thereon if such Common Share had been outstanding on the date fixed for determining members entitled to receive such stock dividend.

11.3    In the event that the outstanding Common Shares are changed into or exchanged for a different number of kind of Common Shares or other securities of the Company or of another company, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Common Share subject to any Option the number and kind of Common Shares or other securities of the Company or another company into which each outstanding Common Share shall be so changed or for which each such Common Share shall be exchanged.

11.4    In the event that there is any change, other than as specified above in this Article 11, in the number or kind of outstanding Common Shares or of any securities into which such Common Shares shall have been changed or for which they shall have been exchanged, then, only with the prior written consent of The Toronto Stock Exchange, or such other stock exchange having jurisdiction over the Company, if the Company determines that such change equitably requires an adjustment to be made in the number or kind of Common Shares, an equitable adjustment shall be made in the number or kind of Common Shares, such adjustment to be reasonably determined by the Company and to be effective and binding for all purposes, subject to the prior consent of The Toronto Stock Exchange.

11.5    In the case of any such substitution or adjustment as provided for in this Article 11, the Option Exercise Price in respect of each Option for each Common Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied. Such variation shall generally require that the number of Common Shares or securities covered by the Option after the relevant event multiplied by the varied Option Exercise Price shall equal the number of Common Shares covered by the Option prior to the relevant event multiplied by the original Option Exercise Price.

11.6    In the event that the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Common Shares, property, evidence of indebtedness or shares or other securities of the Company (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Company determines that such action equitably requires an adjustment in the Option Exercise Price or number of Common Shares subject to any Option, or both, such adjustment shall be made by the Company and shall be effective and binding for all purposes.

11.7    No adjustment or substitution provided for in this Article 11 shall require the Company to issue a fractional share in respect of any Option and the total substitution or adjustment with respect to each Option shall be limited accordingly.

11.8    In the event that, at the time of exercise of an Option, there is no public market for the Common Shares or for securities substituted therefor as provided by this Article 11, the obligations under the Option shall be met by a payment in cash in such amount as is reasonably determined by the Company to be fair and equitable in the circumstances.

11.9    The Board shall have the right to accelerate the vesting schedule of any Option. Upon a Change of Control, all Options granted under this Plan shall immediately vest, notwithstanding any contingent vesting provision to which such Options may have otherwise been subject.

       ARTICLE 12 - REFERENCE

12.1    The holders of an Option shall not have any right to vote or receive dividends or any other rights as a shareholder of the Company with respect to any Common Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Exercise Price of the Common Shares in respect of which the Option is being exercised) and the Company shall issue such Common Shares to the Optionee in accordance with the terms of the Plan in those circumstances.

12.2    Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Company or any affiliate of the Company or affect in any way the right of the Company or any such affiliate to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such affiliate to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any affiliate of the Company or any present or future retirement policy of the Company or any affiliate of the Company, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any affiliate of the Company.

12.3    Optionees shall be under no obligation to exercise Options granted under this Plan.

12.4    References herein to any gender include all genders.

12.5    The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

       ARTICLE 13 – TRANSITIONAL

13.1    Upon receipt of shareholder approval of this Plan, as amended and restated as of November 30, 2000, the Board shall be authorized to amend, at any time and from time to time, all or any of the Options and Option Agreements outstanding at the time of such approval as the Board may determine necessary or advisable or may otherwise deem appropriate, to conform such Option Agreements to this Plan as so amended and restated, including without limitation, to provide in such Option Agreements for a different Basic Period than that to which such Options were originally subject, and / or to provide for a Change of Control Period.